EXHIBIT 10.2

TravelCenters of America LLC

Current Compensation Plan for Directors

Annual Retainer for Independent Directors:	$30,000

Meeting Fees for Independent Directors:	$500 per day per board or committee meeting, with a maximum fee of $1,000 for any one day with multiple board and committee meetings

Share Grants for all Directors:	7,500 annually to be granted on the day of the Annual Meeting of Shareholders (or, for Directors who are first elected or appointed at other times, on the day of the first board meeting attended)

Chair of the Audit Committee:	$10,000 per year

Chair of the Nominating and Governance Committee:	$3,500 per year

Chair of the Compensation Committee:	$3,500 per year